Selective Insurance Group, Inc. 40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (ET) on April 28, 2010
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2010 Earnings

Branchville, NJ – April 28, 2010 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2010.  Net income for the quarter was $0.11 per diluted share and operating incomei for the quarter was $0.12 per diluted share.  Net investment income, after tax, increased 77% to $26.8 million compared to first quarter 2009.

 “Our catastrophe losses were approximately $24 million, or $0.38 per diluted share — the highest we have seen in a single quarter in more than 20 years,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Three snow storms in February and two severe rain and wind storms in March impacted key states in our footprint in the Northeast and Mid-Atlantic.  Every day, but especially at times like this, we know that our quick, efficient and caring response is critical to helping our insureds restore their lives to normal after difficult times.

“The quarter’s heavy catastrophe losses provide additional momentum for industry-wide commercial lines pricing to move higher,” said Murphy.  “Our Commercial Lines renewal pure price was up 3.4% due to the hard work of our agents and underwriters.  I am pleased with our progress, particularly given the very competitive commercial lines marketplace.

“Commercial Lines policy retention remained solid and we increased our policy counts slightly,” said Murphy.  “Net premiums written were down 4% primarily due to continued economic pressure on audit return premiums while endorsements have stabilized. In addition, positive Commercial Lines claims trends led to $8 million of favorable prior year reserve development and $9 million companywide.

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“We continue to make solid progress in Personal Lines.  Premiums were up 12% and retention and policy counts were higher year over year,” said Murphy.  “Catastrophe losses masked the improvement as our statutory combined ratio was flat at 107% compared to last year.  Excluding catastrophe losses, the combined ratio was 96%, which reflects a positive combination of rate increases and underwriting improvements.”

Selective’s first quarter 2010 highlights, compared to first quarter 2009:
•	Net income was up 145% to $5.8 million, or $0.11 per diluted share, compared to a loss of $12.9 million, or $0.25 loss per diluted share;
•	Net realized losses on investments decreased $15.6 million, after tax. Non-cash other-than-temporary impairments were $5.4 million, after tax, compared to $17.6 million;
•	Operating income[i] increased 149% to $6.6 million, or $0.12 per diluted share, compared to $2.7 million, or $0.05;
•	Combined ratio: GAAP: 104.1% compared to 100.8%; Statutory: 102.8% compared to 100.2%;
•	Total net premiums written (NPW) were down 2% to $368.1 million;
o	Commercial Lines NPW were down 4% to $311.9 million;
o	Personal Lines NPW were up 12% to $56.2 million;
•	Catastrophe losses were $15.7 million, after tax, compared to $0.9 million; and
•	Net investment income, after tax, increased 77% to $26.8 million.

Balance Sheet and Guidance
At March 31, 2010, Selective’s assets were $5.3 billion, up 3% over year end 2009.  Stockholders’ equity was up 1% to $1.0 billion for the quarter and book value per share increased 1% to $18.97.  Statutory surplus ended the quarter up at $994 million.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable June 1, 2010 to stockholders of record as of May 14, 2010.

Selective is maintaining the 2010 combined ratio guidance of 101.5%.  The weighted average shares assumption of 54 million at year end remains the same.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 29, 2010 at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 28, 2010.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

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Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

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These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).
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iOperating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2010	2009
Net premiums written	$368,091	375,783
Net premiums earned	356,202	363,873
Net investment income earned	34,706	15,717
Net realized losses	(64)	(24,025)
Total revenues	393,112	356,846

Operating income	6,635	2,666
Net realized losses, net of tax	(42)	(15,616)
(Loss) income from discontinued operations, net of tax	(790)	73
Net income (loss)	$5,803	(12,877)

Statutory combined ratio	102.8%	100.2%
Statutory combined ratio, excluding catastrophe losses	96.0%	99.8%
GAAP combined ratio	104.1%	100.8%

Operating income per diluted share	$0.12	0.05
Net income (loss) per diluted share	0.11	(0.25)
Weighted average diluted shares	54,217	52,352
Book value per share	$18.97	17.23

*All amounts included in this release exclude intercompany transactions.

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